EXHIBIT 10.4

AGREEMENT REGARDING RESEARCH AND RECOVERY
OF ..ARCHAEOLOGICAL MATERIAL
BETWEEN
FLORIDA DIVISION OF HISTORICAL RESOURCES
AND
TULCO RESOURCES, LTD. & SEAFARER EXPLORATION, INC.

This agreement is made this 4th day of Nov,by and between the State of Florida. Department of State. Division of historical Resources, hereinafter referred to as the Division, whose address is B. Calvin Jones Center for Archaeology, 1001 deSolo Park Drive, Tallahassee. H. 32301, and the partnership. hereinafter referred to as TR/SF, of Tulco
Resources, LTD. (TR), whose address is Box 3045, Tequesta. FL 33469, and Seafarer Exploration, Inc. (SF), whose address is 14497 north Dale Mabry Blvd. Pampa. FI, 33618.

WHEREAS, in September, 1987. Mr. Nelson Wait found evidence of a shipwreck on state-owned sovereignty submerged lands near Juno Beach, Florida. hereinafter referred to as the TR Wreck, and

WHEREAS, in January, 1988, an in rem admiralty action was tiled under Case No 88-802I-CIV-NESBITT in the United States District Court for the Southern District of Florida in order to establish sal age rights on that particular shipwreck within a 1.500 yard radius of a point at 26 degrees 50 minutes 35 seconds North latitude and 80 degrees 0 minutes 10 seconds West longitude. and

WHEREAS, in May. 1988, the federal court awarded Archaeological Recovery Sen. ices. Inc., hereinafter referred to as ARS, ownership. title and possession of the wrecked vessel and all of its artifacts located within the area described above against all claimants except the State of Florida, and

WHEREAS, on April 2, 1992, Judge Edward Garrison in Case Number CE92-3480 AL in the 15th Judicial Circuit Court in and for Palm Beach County, Florida awarded Final Judgment in favor of Judson Laird against ARS. and

WHEREAS, on May 19, 1992, the Clerk of the Circuit Court in Palm Beach County, Florida issued instructions to each Sheriff in the state to levy on the property of ARS pursuant to the final Judgment in Case Number CI.92-3480 AE, and

WHEREAS, on May 12, 1993, at a duly advertised Sheriff's Sale held at the Palm Beach County Courthouse in West Palm Beach. Florida., Judson Laird, Plaintiff, was the highest and best bidder and received and acknowledged receipt of all interests of the Defendant, Archaeological Recovery Services. Inc.. a Florida Corporation, as set forth in the copy of the Final Default Judgment. Case 4# 88-802 I-CIV-NESBIITT in the U.S. District of Florida., In Admiralty., entered May 25, 1988. and

WHEREAS, in May 1994, the Department of Legal Affairs of the Office of the Attorney General of the State of Florida rendered the legal opinion to the Florida Division of historical Resources that Judson Laird had acquired through legal process the total assets of ARS and one of those assets was the Admiralty Arrest in Case Number 86 -8021-CIA-NESBITT,, and
WHEREAS, in April. 1988,  I he Abandoned I Shipwreck Act of 1987 was signed into law,  giving the states undisputed title to all shipwrecks within state waters, and

WHEREAS, the title to treasure trove, artifacts, and such objects having intrinsic or historical and archaeological value which have been abandoned on State-owned sovereignty submerged lands is granted to the State and vested in the Division of historical Resources by 267.061(1)(b). Florida Statutes, and

WHEREAS. the TR Wreck is in an active environment and subject to exposure of portions of the wreck site which. because of widespread publicity. could lead to looting and other destruction of the archaeological and historical integrity of the site, and

WHEREAS, it is the intent of the parties that because of the unique circumstances of this particular shipwreck. which circumstances include the tact that the action was filed prior to the passage of the Abandoned Shipwreck Act of 1987 and the immediate danger to the present integrity of the wreck site due to erosion, the parties therefore agree as follows:

I.

1. Although the Federal District Court will adjudicate title for recovered items in Case 88-8021- C1V-NESBITT, vis-a-vis third parties, this Research and Recovery Agreement controls title vis-a-vis the State of Florida and TR/SF. For purpose of this Agreement, the parties agree that title to all of the wreck is vested in the State of Florida.

II.

This agreement shall be for a tract of sovereignty submerged lands lying offshore of Palm Beach County, Florida being more precisely described as follows:

The above described area excludes submerged bottom lands a distance of 133 yards east of the mean low water line and all points of land above the mean low water line that fall within this rectangular geographic boundary.

III.

1.      This agreement relates to archaeological work to be conducted on sovereignty submerged lands of the Stale of Florida fOr the purpose of recording archaeological information and recovering historic shipwreck artifacts. The Division hereby grants to TR/SF permission to remove artifacts from certain sovereignty submerged lands described in Section 11 in accordance with the covenants and conditions provided in this agreement.

2.      This agreement shall he for a term of one (1) year beginning as of the date written above.

3.      This agreement is subject to written renewal by the parties, and it is the responsibility of TR/SF to give written notification of intent to renew at least 60 days prior to the expiration dale. TR/SF shall have the right to continuously renew this contract in areas within and beyond those specified in Section LI so long as I R/SF faithfully performs in accordance with the covenants and conditions provided herein and so long as such areas are within the area and specific to the ship  wreck corresponding to Admiralty Case 88-802 I -CIV-NESITT.

4.          This agreement may he canceled by the Division should TR/SF fail to comply with any of the provisions contained herein, including the Archaeological Guidelines in Attachment A, provided that 4'R/SF shall be given written notice of the intent to cancel and a reasonable time to cure any failure to comply. lf, in the opinion of the Division, TR/SF has failed to comply, written notice of such cancellation will he sent at the time of such cancellation.

IV.

1.           TR/SF agrees to survey and assess the agreement area to determine the distribution of potential shipwreck remains. TR/SF agrees to provide a comprehensive Site Plan based on all existing data as part of the annual report.

2.          TR/SF  agrees to conduct test excavations in the agreement area necessary to determine the nature of such potential shipwreck remains.

3.           TR/SF agrees that certain classes or artifacts will be mapped and measured in place and left in their original location or, with the permission of the Division, removed for further study. These include anchors, cannons, ballast stones (except a representative sample). and ship's structure. All other artifacts encountered during the project shall he professionally evaluated, mapped. and recovered, until such time as the Division and the archaeologist in charge agree that additional recoveries of specific types of artifacts would serve no archaegogical or interpretive purpose.

4.           TR/SF agrees to conduct recovery of artifacts and associated archaeological information in the agreement area.

5.           TR/SI agrees to obtain any and all necessary permits for dredge and fill activities connected with its work.

6.           The Division and TR/SF agree that any material collected from the IR Wreck befOre execution of this agreement shall he treated in the following manner:

              a.       TR/SF shall prepare a complete inventory of all extant artifacts including description, catalog number, archaeological provenience. and present location and shall submit such inventory to the Division.

              b.        Upon request by the Division. TR/SF shall make all artifacts available for inspection by the Division.

              c.       The Division shall inspect such artifacts to confirm the inventory and assess conservation needs as well as adequacy of record keeping.

             d.       Any artifacts recovered in the area described herein, including those recovered prior to the execution of this Agreement, which, in the opinion of the Division and an independent professional conservator retained by TR/SF, require conservation care greater than that being provided by TR/SF, shall be transported to Tallahassee by mutually agreeable means for treatment in the Division's conservation laboratory. TR/SF shall reimburse the Division for reasonable, actual costs incurred during conservation of the artifacts, if any is necessary.

      e.        The Division may recover mutually agreed upon artifacts from the TR Wreck site, and conservation of such items shall he the responsibility of the Division.

7.          The Division and TR/SF agree that no division of artifacts collected before the date of this agreement will occur until all such artifacts have been conserved or it is demonstrated that conservation is ongoing and that such conservation will he completed in a timely manner.

8.          All recoveries, stabilization, cleaning, conservation (with the exception of artifacts conserved by the Division in accordance with Section IV.6d-f above) and cataloging of items will be carried out by TR/SF and TR/SF will bear all costs of this process, including reasonable, actual costs incurred by the Division in accordance with Section IV.6 d-f above.

9.           Popular publications and videos may be prepared by TR/SF. Such productions may he copyrighted by TR/SF and will belong to TR/SF and may he used for public or private purposes by TR/SF as it sees fit.

10.         In any report. publication, or video by TR/SF there will he acknowledgement of the close working relationship between the Department of State, Division of Historical Resources and TR/SF. No report. publication, or video will he made without consultation between the Division and FR/SF on the format and content, and no statement regarding the Division will be made without the Division's prior written approval which will not he unreasonably withheld.

V.

1.           During the term of this agreement all artifacts and materials collected at the TR Wreck except as specified in Section IV.6 d-f above shall remain in possession of TR/SF and TR/SF shall be responsible for their safekeeping and proper care.

2.          TR/SF shall he liable for reimbursing the Florida Department of State for the loss of that part of the total artifact suite adding up to the first $500.00 worth of recoveries made during the term of this agreement and while such artifacts are in their possession or under their control. TR/SI: shall obtain adequate loss protection insurance to cover the value of the total artifact suite when the value of artifacts recovered exceeds $500.00 and such insurance shall list the Division of historical Resources as a beneficiary. Proof of insurance shall he submitted to the Division as part of the annual report.

VI

1.           Artifacts collected under this agreement shall be divided between TR/SF and the Division according to the following conditions:

      a.        The Division shall receive artifacts of its choosing to total 20% of the value of all items recovered based upon an archaeological point system that is mutually agreed upon.

      b.       TR/SF shall receive the remaining artifacts to he divided into two categories as agreed to by the exhibit committee specified in paragraph V11(2):

                i.    Exhibit artifacts, selection of which is approved by the exhibit committee, and that will be incorporated into a permanent exhibit to be developed, fabricated and installed by TR/SF and which is to remain permanently intact, which TR/SF will own with condition as specified in paragraphs V I1(3) and V li(4): and

ii.    All remaining artifacts, which TR/SF will own without condition, and to which "FR/SF shall receive fee simple title from the Division.

     c.        The Division agrees to make available on loan on a priority basis to qualified institutions or organizations in the Jupiter area any artifacts retained by the Division from the TR Wreck and not incorporated in its own museum exhibits or not currently used for research purposes, subject to the standard procedures for loan of such material, and TR/SF is granted access for such loans upon reasonable request and subject to conditions to he mutually agreed upon.

     d.        TR/SF is granted access for research purposes to all artifacts retained by the Division from the T'R Wreck upon reasonable request. Similarly, the Division is granted similar access to all artifacts retained by TR/SF.

2.          The Division and TR/SF agree that a division of artifacts from the TR Wreck shall occur on an annual basis consistent with the renewal of the agreement according to the following conditions:

    a.        No division will occur until all artifacts collected during the term of the research permit have been conserved with the exception of special items requiring lengthy conservation treatment. Such items must be in continuous process of conservation sufficient to demonstrate that such conservation will he completed in a timely manner. Successive divisions will occur until all artifacts collected arc divided.

      b.       TR/SF shall supply to the Division written notice of its intent to divide at least 30 days before a proposed division. This written notice shall include a complete inventory of all items recovered during the year.

     c.        TR/SF shall provide the Division an opportunity to examine all artifacts recovered during the year for the purposes of verifying the inventory and the conservation status, and making a determination of items to he retained or distributed.

     d.        The Division shall notify TR/SF of the terms of the proposed division within 30 days of its exam illation.

     e.         the Division shall he responsible for the transportation of the artifacts to Tallahassee.

3.         At the time of the distribution of material the Division and TR/SI: shall exchange copies of all documentation collected during the year regarding inventory. archaeological provenience, conservation treatment, and historical research.

VII.

1.           TR/SF agrees to design. develop, fabricate, and install a permanent museum exhibit incorporating sufficient artifacts to convey to the public a Rill account of the TR Wreck site. Such exhibit shall meet current professional museum standards and shall remain permanently: intact.

2.          TR/SF and the Division agree to form an exhibit committee consisting of one member selected by TR/SF, one member selected by the Division. and a third member selected by the other two members. The exhibit committee shall be responsible for determining the adequacy of the exhibit with respect to the following factors.

     a.        The exhibit shall he of sufficient scope and size to adequately convey to the public the history and archaeology of the FR Wreck.

      b.       The completed exhibit shall he at least 1000 square feet in area.

      c.        The exhibit shall he designed and fabricated in accordance with currently accepted professional museum standards.

     d.        The exhibit shall include a sufficient range and quantity of artifacts to accurately represent the history and archaeology of the ship and to fully represent the range and scope of the total artifact collection divided to TR/SF.

      e.       TR/SF shall prepare. publish, and make available to the public an exhibit catalog presenting a popular account of the history and archaeology of the TR Wreck.

      f.        The exhibit shall be completed and installed within one year of the division of artifacts adequate to comply w ith section VII, 2(d) above.

3.           TR/SF agrees that the exhibit shall be permanent and shall be owned by TR/SF and its lawful successors tOr as long as they shall exist. TR/SF may display the exhibit in its facility, or in any accredited museum approved by the exhibit committee. I'll/SF may charge admission to the exhibit in its facility.

4.         FR/SF agrees that upon its dissolution the exhibit shall he transferred to a not-for-prolit organization willing and able to arrange for continued permanent display. Such organization shall agree to make the exhibit permanently available to the public, and to transfer it to another not-for-profit organization under the same terms when it can no longer be displayed by that organization. Should no organization he willing to provide permanent display, the exhibit and its artifacts will he transferred to the Division.

VIll.

1.          TR/SF shall adhere to Florida Law and the established public policy which provides that all treasure trove, artifacts and other similar objects having intrinsic, historical, prehistorical or archaeological value which have been abandoned on State-owned sovereignty submerged lands of the State are the property of the State of Florida with title thereto vested in the Division. for the purposes of protection and administration.

2.          TR/SF shall comply with all rules and official directives issued by the Division regarding policies and procedures to he followed in the conduct of survey. excavation and recovery activities.

3.          TR/SF shall comply w ith all laws and regulations of the State of Florida including but not limited to State law governing mineral resources, freshwater and marine life, dredge and till activities. navigation and riparian rights.

4.          TR/SF is to assume all responsibility for, indemnify, defend and hold harmless the Division from all claims, demands, liabilities. suits of any nature whatsoever arising out of, because of. or due to any act or occurrence of omission or commission arising out of TR/SF's operations pursuant to this agreement.

5.           No delay or omission to exercise any right, power or remedy accruing to either party upon breach or default by either party under this agreement, shall impair any such right. power or remedy of either party: nor shall such delay or omission be construed as a waiver of any such breach or default, or any similar breach or default thereafter.

6.           The agreement is executed and entered into in the State of Florida. and shall he construed, performed, and enforced in all respects in accordance with the laws and rules of the State of Florida. Each party shall perform its obligations in accordance with the terms and conditions of this agreement.

7.         TR/SF will not discriminate against any employee employed in the performance of this agreement, or against any applicant for employment because of race, religion, color, handicap. national origin, or sex. TR/SF shall insert a similar provision in all subcontracts for services by this agreement.

8.          The parties hereto agree that TR/SF, its officers, agents and employees, in performance of this agreement. shall act in the capacity of an independent contractor and not as an officer, employee or agent of the State. TR/SF, its officers, agents and employees are not entitled to accrue any benefits of state employment, including retirement benefits and any other rights or privileges connected with employment in the State Career Service. TR/SF agrees to take such steps as may be necessary to ensure that each subcontractor of TR/SF will he deemed to be an independent contractor and will not be considered or permitted to he an agent. servant, joint venture, or partner of the State.

9.          The State of Florida. acting by and through its departments and agencies. reserves the right to enter into agreements and leases covering this agreement area described above for purpose other than as provided in this agreement, including sale or lease of oil, gas and mineral rights, oysters and oyster shells, sand, gravel, or other similar products, and removal of same, provided such purposes shall not unreasonably interfere with the operations of TR/SF and further provided that any prior agreements entered into by the Trustees of the Internal Improvement Trust Fund shall prevail over this contract if conflicts exist between said prior agreements and this agreement.

10.        Neither party shall assign. sublicense, nor otherwise transfer its rights, duties. or obligations under this agreement without prior written consent of the other party. Any sublicense. assignment, or transfer otherwise occurring shall be null and void: provided, however, that the State shall at all times be entitled to assign or transfer its rights, duties, or obligations under this agreement to another governmental agency in the State of Florida, upon giving prior written notice to TR/SF. In the event the State approves transfer of this agreement's obligations. TR/ SF remains responsible for all work performed and all expenses incurred in connection with this agreement. In addition. this agreement shall bind the successors, assigns, and legal representatives of the agreement and of any legal entity that succeeds to the obligations of the State.

I I.        TR/SF shall be responsible for all work performed and all expenses incurred in connection with this agreement. TR/SF may subcontract as necessary to perform the services set forth in this agreement, including entering into subcontracts with vendors for services and commodities. provided that such subcontract has been approved in writing by the Division prior to its execution, and provided that it is understood by TR/SF that the Division shall not be liable to the subcontractor for any expenses or liabilities incurred under the subcontract and that TR/SF shall he solely liable to the subcontractor for all expenses and liabilities incurred under the subcontract.

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12.         If any term or provision of this agreement is found to be illegal and unenforceable, the remainder of this agreement shall remain in fall force and effect and such term or provision shall he deemed stricken.

IX.

I.           TR/SF agrees to extend all reasonable cooperation to the Division and to allow the Division to participate in TR/SF's operation and to have access to all artifacts, data, logs, records, and materials relating to the shipwreck site to the extent necessary to determine whether such Operation is consistent with the terms of this agreement. Insuring compliance with the terms of this agreement shall riot constitute interference by the Division,

2.          TR/SF shall provide the Division a description of vessels to be used in the operation. a list of persons in charge of each vessel, and a list of personnel involved in TR/SF's operation two weeks prior to the beginning of field work.

3.          The Division reserves the right to temporarily terminate operations should the Division in consultation with the TR/SF archaeologist in charge determine that archaeological features or artifacts discovered or uncovered during operations are of sufficient scientific, historical, or prehistoric importance to warrant special handling or protection. Termination of operations shall remain in effect until such reasonable time as the Division and TR/SF determine proper techniques and TR/ SF secures the ability to institute these special procedures or until the Division authorizes return to normal operations. Such termination shall not preclude operations by TR/SF elsewhere on site so long as such operations do not endanger the artifacts or features being protected.

4.           The Division reserves the right to enter on the agreement area at any time.

5.           FR/SF agrees that spinning, shafts, high vacuum suction intakes and propellers shall he caged while divers are in the water: that dive flags shall he displayed, and standard dive safety precautions shall he followed in accordance with DOL-011SA. Part 1910, Title 29, or Coast Guard DOT 197.202, Subchapter V, whichever applies.

6.           T'R/SF understands that this agreement conveys no right or right of expectation with respect to any shipwreck site other than the single shipwreck specified in this agreement, as represented by a demonstrable distribution of artifacts consistent with those already recovered from the admiralty arrest area.

7.           I he Division agrees to lend its assistance, within the limits of its legal authority and its available resources, in the protection of the agreement area against other parties believed to be acting in violation of Chapter 267, Florida Statutes, regarding unauthorized recovery of artifacts.

8.          This instrument including Attachment A, Archaeological Guidelines, embodies the whole agreement of the parties. There arc no other provisions, terms, conditions, or obligations other than those contained herein: and this agreement shall supersede all previous communication, representation, or agreement. either verbal or written, between the parties. No amendment shall be effective unless reduced in writing and signed by the parties.

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IN WITNESS WHEREOF, the parties hereto affix their signatures in execution of this Agreement the day and year first above written.

/s/ Frederick P. Gaske
Frederick P. Gaske, Director Division of Historical Resources

/s/ Kyle Kennedy
Kyle Kennedy, CEO Seafarer Exploration, Inc.

ATTACHMENT A: ARCHAEOLOGICAL GUIDELINES

1.           TR/SF agrees to retain the services of professional archaeologists, conservators and historians in sufficient number necessary to carry out the terms of this agreement.

2.          TR/SF agrees that its archaeologist in charge shall hold a Masters or Ph.D. in archaeology and meet the professional qualifications of the Secretary of the Interior's Standards, or, in the opinion of the State Archaeologist, meet the necessary criteria for professional underwater archaeological work.

3.          All field decisions regarding archaeological methods and techniques are to be made by the archaeologist in charge. The archaeologist in charge shall have absolute authority over all aspects of work relating to the archaeological investigation and will be responsible for its quality.

4.           The archaeologist in charge or his assistant meeting the qualifications specified in paragraph 2 above shall be at the site at all times that work is being conducted.

5.           A minimum of one archaeological crew chief for every four divers will be present during field work in order to provide adequate supervision of untrained personnel. Crew chief archaeologists shall possess at least a B.A. degree in archaeology and have at least one year prior field experience on underwater archaeological investigations.

6.           TR/SF shall acquire the services of a professional documentary historian experienced in translation and interpretation of period documents to conduct historical research pertain to the nationality, identity, cargo, and other circumstances surrounding the sailing and loss of the TR Wreck.

7.           Remote Sensing Survey
      a.       TR/SF shall supply the Division a copy of any remote sensing surveys conducted during the term of this agreement.

      b.       All remote sensing methods shall follow the same positioning system as the previously completed survey, so that results may he easily compared.

8.           Site Testing and Evaluation
      a.       The area of site testing and evaluation shall he the area listed in Section I l of the Research and Recovery Agreement.

      b.      The first phase of data recovery shall include excavation of selected test units in order to assess the potential significance of the site and shall have the following goals: I) assess the age of the site. 2) assess the condition of the wreck remains. 3) assess the potential volume and classes of artifacts, 4) develop a current Site Plan, and 5) initiate historical research.

      c.      Archaeological research shall be conducted on the site within a framework specified in the TR/SF Research Design to consider the ship as 1) a machine designed for harnessing a source of power in order to serve as a means of transport, 2) an element of a military or economic system, and 3) a closed community with its own hierarchy, customs. and conventions.

      d.      Excavation of selected test units shall be accomplished to expose critical sections of the site for recording. Placement of test excavation units shall be guided by the results of the magnetometer survey with the purpose of determining the nature of recorded anomalies.

     e.       Prior to conducting any excavations or removal of artifacts three permanent site datum points shall he established and their precise location established by DGPS positioning. All horizontal and vertical measurements on the site shall be made within a three dimensional grid system incorporating the three permanent site datum points.

      f.       At least twenty 2-meter by 2-meter test units shall be excavated in areas of magnetic anomalies selected by the archaeologist in charge. At least 10% of the excavated units shall be placed in areas not directly associated with magnetic anomalies in order to test for historic remains that are not revealed by magnetometry.

      g.       The precise location of test units shall be determined by use of a hand-held magnetometer to determine the location of greatest magnetic deviation in relation to anomalies recorded during magnetometer transects.

      h.       The location of all test units shall be precisely determined with reference to the site grid.

      i.        When necessary, test units shall include removal of the overlying indurate calcium carbonate layer by non-destructive methods. Samples of the layer shall be x-rayed to test for artifacts.

      j.        Subsequent excavation of test units shall proceed using a three inch hydraulic dredge or air jet fitted with a V4 inch wire basket at the exhaust end. If the condition of the sediments permits, artifact bearing layers shall he excavated in 10 cm levels.

9.           Artifact Treatment
      a.      Artifacts recovered from any location will he video recorded and tagged with a unique catalog number which shall remain with the artifact throughout the project. An artifact inventory by catalog number recording provenience shall he maintained throughout the project.

      b.        All recovered artifacts shall he handled so as to allow no deterioration between collection and completion of conservation.

10.         Reporting and Coordination
     a.        Upon completion of test excavations an interim site report will be prepared by the archaeologist in charge describing the methods, results, and preliminary conclusions of the field work. Such report shall meet professional standards as detailed in Rule 1A-46.

11.         Evaluation and Planning
     a.        Upon review of the interim site report the Division in conjunction with the archaeologist in charge shall have the opportunity to reline and expand archaeological guidelines for further work beyond initial testing that would constitute Phase fl of the project.

12. Site Recording
      a.       Site recording shall include an overall site plan. measured drawings of all ship structure encountered, location of collected and observed artifacts, and location of excavations.

       b.       Profile and plan drawings of all excavation units shall he made.

     c.         Unit record fin-ms shall be maintained for each excavation unit. These forms shall he completed at the conclusion of each provenience unit and will include plan drawings of the unit floor, depth below datum, catalog numbers of recovered artifacts, photographic records. excavation techniques and a general discussion of observations.

     d.        The site and excavations will he documented in color still photographs and in video.

13.        Artifact Recovery
      a.       The area of artifact recovery shall he the area listed in section ll of the Research and Recovery Agreement.

      b.       Certain classes of artifacts shall be mapped and measured in place and either left in their original location or with the permission of the Division removed for further study. These include anchors, cannons. ballast stones (except a representative sample), and ship's structure.

      c.      All other artifacts encountered during the project will he recovered until such time as the Division and the archaeologist in charge agree that additional recoveries of specific types of artifacts would serve no archaeological or interpretive purpose.

      d.       Artifacts will be recovered only when qualified archaeological staff, as per Paragraphs 2 and 4 above, is directly involved in the recovery.

      e.        Before artifacts are removed, the archaeologist shall ensure that all necessary provenience data are properly recorded and that the artifact is assigned a unique catalog number.

      f.        The catalog number shall remain with the artifact and its associated data such that the identity and original provenience of any artifact can be determined at all times.

     g.      On hoard storage, transport and land holding facilities shall he in place before any artifacts are recovered as necessary to ensure that artifacts are handled without physical damage, without loss, without chemical change due to drying out, and without loss of catalog information.

14.         Research Reports
     a.        An interim report meeting professional standards set forth in Rule 1 A-46 shall be prepared by TR/SF and submitted to the Division at the conclusion of each annual permit and before the issuance of the next permit. Such report shall he accompanied by copies of all available data collected during the term of the permit.

     b.       Within one year of the conclusion of field work on the shipwreck site TR/SF shall submit to the Division a final report meeting professionally accepted standards snthesizing results of the entire project.

15.         Funding of Report
     a.       In order to ensure publication of the final report TR/SF shall establish an interest bearing escrow account to cover salaries and direct costs associated with report preparation. The initial deposit to this account shall be $20,000. These funds must he used only for those direct costs deemed reasonable by the DHR and TR/SF for the preparation and publication of a final report and any unused balance will revert to TR/SF. Upon renewal of this agreement and subsequent agreements TR/SF and the Division shall review the balance of the escrow account to ensure that sufficient funds are available to complete a final report of work accomplished to date and work anticipated during the term of the renewed agreement. TR/SF shall supply proof of the continuing account with its annual report.

16.         Preservation of Artifacts

              a.        All artifacts recovered from the shipwreck shall he conserved by TR/SF.

     b.        In the event that the Division and the TR/SF conservator agree that safe and proper conservation of particular artifacts is beyond the ability of TR/SF. such items shall be conserved by the Division and TR/SF shall reimburse the Division for its actual costs.

      c.        Conservation shall he accomplished under the direct supervision in the laboratory of a professional conservator with experience in marine materials.

      d.       All artifacts shall be photographed including, a scale and the catalog number before and after conservation.

              e.        Accurate records shall he maintained of conservation procedures for each artifact that is conserved.